Exhibit 12.2



                             FIRST INDUSTRIAL, L.P.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)



                                                      Three Months
                                                          Ended          Year Ended December 31,
                                                                     -------------------------------------------------------
                                                      March 31, 2004 2003 (b)    2002 (b)   2001 (b)   2000 (b)   1999 (b)
                                                      -------------------------  ---------  ---------  ---------- ----------

Income from Continuing Operations..................   $      8,848   $  42,212   $  74,745  $ 106,047  $   99,770  $ 114,729

Plus:  Interest Expense and Amortization of
      Deferred Financing Costs.....................         24,098      96,959      89,297     80,583      82,568     78,094
                                                      -------------- ----------  ---------  ---------  ---------- ----------

Earnings Before Fixed Charges......................   $     32,946   $ 139,171   $ 164,042  $ 186,630  $ 182,338   $ 192,823
                                                      ============== ==========  =========  =========  ========== ==========

Fixed Charges......................................   $     24,489   $  97,720   $  97,089  $  90,533  $  87,771   $  83,662
                                                      ============== ==========  =========  =========  ========== ==========

Ratio of Earnings to Fixed Charges (a).............       1.35x         1.42x       1.69x      2.06x      2.08x      2.30x
                                                      ============== ==========  =========  =========  ========== ==========




     (a) For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of deferred financing costs.

     (b) During the three months ended March 31, 2004, the Operating Partnership sold 18 industrial properties that met the criteria established by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets' ("FAS 144") to be included in discontinued operations. At March 31, 2004, the Operating Partnership also owned two industrial properties classified as held for sale that met the criteria established by FAS 144 to be included in discontinued operations. In accordance with FAS 144, the results of operations of the 18 industrial properties sold during the three months ended March 31, 2004 and the two industrial properties held for sale at March 31, 2004 are included in discontinued operations. Income from continuing operations for the years ended December 31, 1999 through 2003 reported in the table above has been restated to reflect the reclassification of the net income attributable to these properties from continuing operations to discontinued operations. As a result, income from continuing operations and ratio of earnings to fixed charges reported in the table above will not agree to the income from continuing operations and ratio of earnings to fixed charges reported in Operating Partnership's 2003 Form 10-K.